AMENDMENT TO SCHEDULE A OF THE INVESTMENT ADVISORY AGREEMENT

This Schedule A to the Investment Advisory Agreement dated May 1, 2001 (the "Agreement") between PBHG Insurance Series Fund and Liberty Ridge Capital, Inc. (formerly known as Pilgrim Baxter & Associates, Ltd.), is hereby amended as of the 9th day of December, 2004: (i) implements investment advisory fee breakpoints for all Portfolios, (ii) changes the name of the PBHG Select 20 Portfolio to the PBHG Large Cap Growth Concentrated Portfolio, and (iii) sets forth pursuant to Section 5 of this Agreement, the compensation each Portfolio shall pay the Adviser. Such compensation shall be computed daily at the annual rate of the Portfolio's average daily net assets as follows and shall be paid monthly at the end of each month.

PBHG INSURANCE SERIES FUND
------------------------------------------------------------------------------------------------------------
                                                   BASE
                                                ADVISORY            ADVISORY FEE BREAKPOINT
                                                   FEE                  ASSET THRESHOLDS
                                                -------------------------------------------------------------
                                                          < 1B     1-1.5B     1.5-2B     2.-2.5B    >.2.5B
SMALL CAP PORTFOLIO                               1.00%   1.00%      0.95%      0.90%      0.85%      0.80%

GROWTH II PORTFOLIO                               0.85%   0.85%      0.80%      0.75%      0.70%      0.65%

MID CAP PORTFOLIO                                 0.85%   0.85%      0.80%      0.75%      0.70%      0.65%

LARGE CAP GROWTH CONCENTRATED PORTFOLIO           0.85%   0.85%      0.80%      0.75%      0.70%      0.65%

SMALL CAP GROWTH PORTFOLIO                        0.85%   0.85%      0.80%      0.75%      0.70%      0.65%

TECHNOLOGY &
   COMMUNICATIONS PORTFOLIO                       0.85%   0.85%      0.80%      0.75%      0.70%      0.65%

LARGE CAP GROWTH PORTFOLIO                        0.75%   0.75%      0.70%      0.65%      0.60%      0.55%

SELECT VALUE PORTFOLIO                            0.65%   0.65%      0.60%      0.55%      0.50%      0.45%
------------------------------------------------------------------------------------------------------------


PBHG INSURANCE SERIES FUND                       LIBERTY RIDGE CAPITAL, INC.

By:  /s/ Lee T. Cummings                         By:  /s/ John M. Zerr
    -----------------------                         -----------------------

Name: Lee T. Cummings                            Name: John M. Zerr
     ----------------------                           ---------------------

Title: Chief Financial Officer                   Title: Chief Operating Officer
       -----------------------                          ------------------------